Exhibit 99.1

	Contact:	Ralph Finkenbrink	NASDAQ: NICK	FOR IMMEDIATE RELEASE
		Sr. Vice President, CFO	Web site: www.nicholasfinancial.com
Nicholas Financial, Inc.		Ph # - 727-726-0763
Corporate Headquarters

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Completes Credit Line Expansion

From $115 to $140 Million

January 12, 2010 - Clearwater, Florida. - Nicholas Financial, Inc. (Nasdaq, NICK), announced that the Company has executed a new agreement with its consortium of lenders that increases the size of the Credit Line from $115 to $140 million. The contract extends the maturity date to November 30, 2011 and includes Wells Fargo Preferred Capital as a new participant in the Company’s consortium of lenders. This amendment will be effective January 12, 2010. The pricing of the new agreement will be 300 basis points above 30-day Libor with a 1% floor on Libor.

According to Peter L. Vosotas, Chairman, President and CEO, “This credit line increase will allow the company to continue its planned expansion during the next few years. The company is pleased to continue its long relationship with Bank of America that began in 1993, followed in the ensuing years by 1st Horizon Bank, Capital One Bank, Bank of Scotland and Harris Bank. Our newest addition, Wells Fargo Preferred Capital has joined the lending group replacing Bank of Scotland. We attribute this increase to our conservative business practices since we started our Finance Company 20 years ago.”

Founded in 1985, with assets of $209,168,000 as of September 30, 2009, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 50 branch locations in both the Southeast and the Mid-West States. The Company has approximately 11,714,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

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